EXHIBIT 10.17
Master Service Agreement
This Master Service Agreement (“Agreement”) is made this 10th day of August, 2005 between LEVEL 3 COMMUNICATIONS, LLC (“Level 3”) and WEBSIDESTORY, INC. (“Customer). This Agreement provides the general terms and conditions applicable to Customer’s purchase of communications services (“Service”) from Level 3.
ARTICLE 1. ORDERS FOR AND DELIVERY OF SERVICE
1.1 Submission and Acceptance of Customer Order(s). Customer may submit requests for Service in a form designated by Level 3 (“Customer Order”). The Customer Order shall contain the duration for which Service is ordered (“Service Term”) and pricing for Service. Level 3 will notify Customer of acceptance (in writing or electronically) of the Customer Order and the date by which Level 3 will install Service (the “Customer Commit Date”); renewal Customer Orders will be accepted by Level 3’s continuation of Service. If Customer submits Customer Orders electronically. Customer shall assure that any passwords or access devices are available only to those having authority to submit Customer Orders.
1.2 Credit Approval and Deposits. Customer will provide Level 3 with credit information as requested. Level 3 may require Customer to make a deposit as a condition of Level 3’s acceptance of any Customer Order or continuation of: a) any usage-based Service; or b) any non-usage based Service where Customer fails to timely make any payment due hereunder or Level 3 reasonably determines that Customer has had an adverse change in financial condition. Deposits will not exceed 2 months’ estimated charges for Service and will be due upon Level 3’s written request. When Service is discontinued, the deposit will be credited to Customer’s account and the balance refunded.
1.3 Customer Premises. If access to non-Level 3 facilities is required for the installation, maintenance or removal of Level 3 equipment, Customer shall, at its expense, secure such right of access and shall arrange for the provision and maintenance of power and HVAC as needed for the proper operation of such equipment.
1.4 Scheduled Maintenance. Scheduled maintenance will not normally result in Service interruption. It scheduled maintenance requires Service interruption, Level 3 will (i) provide Customer 7 days’ prior written notice, (ii) work with Customer to try to minimize Service interruptions and (iii) use commercially reasonable efforts to perform such maintenance between midnight and 6:00 a.m. local time.
ARTICLE 2. BILLING AND PAYMENT
2.1 Commencement of Billing. Level 3 will deliver written or electronic notice (a “Connection Notice”) to Customer upon installation of Service. If Customer notifies Level 3 within 3 days after delivery of the Connection Notice that Service is not functioning properly, Level 3 shall correct any deficiencies and deliver a new Connection Notice to Customer. The date of delivery of an undisputed Connection Notice is the “Service Commencement Date”. Charges shall be invoiced and commence on the Service Commencement Date, regardless of whether Customer is prepared to accept delivery of Service.
2.2 Payment of Invoices and Disputes. Invoices are delivered monthly and due 30 days after the date of invoice. Fixed charges are billed in advance and usage-based charges are billed in arrears. Billing for partial months is prorated. Past due amounts bear interest at 1.5% per month or the highest rate allowed by law (whichever is less). Customer is responsible for all charges respecting the Service, even if incurred as the result of unauthorized use. If Customer reasonably disputes an invoice, Customer must pay the undisputed amount and submit written notice of the disputed amount (with details of the nature of the dispute and the Services and invoice(s) disputed). Disputes must be submitted in writing within 90 days from the date of the invoice. If the dispute is resolved against Customer, Customer shall pay such amounts plus interest from the date originally due.
2.3 Taxes and Fees. Except for taxes based on Level 3’s net income. Customer will be responsible for all taxes that arise in any jurisdiction, including value added, consumption, sales, use, gross receipts, foreign withholding (which will be grossed up), excise, access, bypass, franchise or other taxes, fees, duties, charges or surcharges imposed on or incident to the provision, sale or use of Service (whether imposed on Level 3 or any affiliate of Level 3). Charges for Service are exclusive of taxes. Customer may present Level 3 a valid exemption certificate and Level 3 will give effect thereto prospectively.
2.4 Regulatory and Legal Changes. If any change in applicable law, regulation, rule or order materially affects delivery of Service, the parties will negotiate appropriate changes to this Agreement. If the parties are unable to reach agreement within 30 days after Level 3’s delivery of written notice requesting renegotiation: (a) Level 3 may pass any increased costs relating to delivery of Service through to Customer and (b) if Level 3 does so, Customer may terminate the affected Service without termination liability by delivering written notice to Level 3 within 30 days.
2.5 Cancellation and Termination Charges.
(A) Customer may cancel a Customer Order (or portion thereof) prior to delivery of the Connection Notice upon written notice to Level 3 identifying the affected Customer Order and Service. If Customer does so, Customer shall pay Level 3 a cancellation charge equal to the sum of: (i) for “off-net” Service, third party termination charges for the cancelled Service; (ii) for “on-net” Service, month’s monthly recurring charges for the cancelled Service; (iii) the non- recurring charges for the cancelled Service; and (iv) Level 3’s out of pocket costs (if any) incurred in constructing facilities necessary for Service delivery.

(B) Customer may terminate Service after delivery of the Connection Notice upon 30 days’ written notice to Level 3 identifying the terminated Service. If Customer does so, or if Service is terminated by Level 3 as the result of an uncured default by Customer, Customer shall pay Level 3 a termination charge equal to the sum of: (i) all unpaid amounts for Service provided through the date of termination; (ii) 100% of the remaining monthly recurring charges for months 1-12 of the Service Term; and (iii) 50% of the remaining monthly recurring charges for month 13 through the end of the Service Term. The parties agree that the charges in this Section are a genuine estimate of Level 3’s actual damages and are not a penalty.
ARTICLE 3. DEFAULT
If (A) Customer fails to make any payment when due and such failure continues for 5 business days after written notice from Level 3, or (B) either party fails to observe or perform any other material term of this Agreement and such failure continues for 30 days after written notice from the other party, then the non-defaulting party may: (i) terminate this Agreement and/or any Customer Order, in whole or in part, and/or (ii) subject to Section 4.1, pursue any remedies it may have at law or in equity.
ARTICLE 4. LIABILITIES AND SERVICE LEVELS
4.1 No Special Damages. Neither party shall be liable for any damages for lost profits, lost revenues, loss of goodwill, loss of anticipated savings, loss of data or cost of purchasing replacement services, or any indirect, incidental, special, consequential, exemplary or punitive damages arising out of the performance or failure to perform under this Agreement or any Customer Order.
4.2 Disclaimer of Warranties. LEVEL 3 MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY APPLICABLE SERVICE SCHEDULE.
4.3 Service Levels. The “Service Level” commitments applicable to the Services are found in Level 3’s Service Schedules for each Service. If Level 3 does not achieve a Service Level, a credit will be issued to Customer as set forth in the applicable Service Schedule upon Customer’s request. Level 3’s maintenance log and trouble ticketing systems will be used for calculating any Service Level events. To request a credit, Customer must contact Level 3 Customer Service (contact information can be found at www.level3.com) or deliver a written request (with sufficient detail necessary to identify the affected Service) within 60 days after the end of the month in which the credit was earned. In no event shall the total credits issued to Customer per month exceed the non-recurring and monthly recurring charges for the affected Service for that month. Customer’s sole remedies for any outages in Service are contained in the Service Levels applicable to the affected Service.
4.4 Right of Termination for Installation Delay. In lieu of any Service Level credits for installation delays, if Level 3’s installation of Service is delayed for more than 30 business days beyond the Customer Commit Date, Customer may terminate the affected Service upon written notice to Level 3 and without payment of any applicable termination charge, provided such written notice is delivered prior to Level 3 delivering a Connection Notice for the affected Service. This Section shall not apply to any Service where Level 3 has agreed to construct network facilities in or to a new location not previously served by Level 3.
ARTICLE 5. GENERAL TERMS
5.1 Force Majeure. Neither party shall be liable, nor shall any credit allowance or other remedy be extended, for any failure of performance or equipment due to causes beyond such party’s reasonable control (“force majeure event”). In the event Level 3 is unable to deliver Service as a result of a force majeure event, Customer shall not be obligated to pay Level 3 for the affected Service for so long as Level 3 is unable to deliver the affected Service. Force majeure events along with scheduled maintenance under section 1.4 shall be considered “Excused Outages.”
5.2 Assignment and Resale. Customer may not assign its rights or obligations under this Agreement or any Customer Order without the prior written consent of Level 3, which will not be unreasonably withheld. This Agreement shall apply to any permitted transferees or assignees. Customer may resell the Service to third parties, provided that Customer shall indemnify, defend and hold Level 3 harmless from any claims made against Level 3 or its affiliates by such third parties or any other parties or entities obtaining service through such third parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any thirty party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
5.3 Affiliates. Service may be provided to Customer pursuant to this Agreement by an affiliate of Level 3, but Level 3 shall remain responsible to Customer for the delivery and performance of the Service. Customer’s affiliates may purchase Service pursuant to this Agreement. Customer shall be jointly and severally liable for all claims and liabilities related to Service ordered by any Customer affiliate, and any default under this Agreement by any Customer affiliate shall also be a default by Customer.
5.4 Notices. All notices shall be in writing and sufficient and received if delivered in person, or when sent via facsimile, pre-paid overnight courier, electronic mail (if an e-mail address is provided below) or sent by U.S. Postal Service (or First Class International Post (as applicable)), addressed as follows:

IF TO LEVEL 3:                                                                                               IF TO CUSTOMER:
For billing inquiries/disputes,
requests for Service Level credits and/or requests
for disconnection of Service (other than for default):
Level 3 Communications, LLC
1025 Eldorado Blvd.
Broomfield, Colorado 80021
Attn: Director, Billing
Facsimile: (877) 460-9867
E-mail: billing@level3.com
For all other notices:

Level 3 Communications, LLC	WEBSIDESTORY, INC.
1025 Eldorado Blvd.	10182 Telesis Court, 6th Floor
Broomfield, Colorado 80021	San Diego, California 92121-2719
Attn: General Counsel	Attn: Jason Lau
Facsimile: (720) 888-5128	Facsimile: (858) 362-6217
Email: jlau@websidestory.com
Either party may change its notice address upon notice to the other party. All notices shall be deemed to have been given on (i) the date delivered if delivered personally, by facsimile or e-mail (one business day after delivery if delivered on a weekend or legal holiday), (ii) the business day after dispatch if sent by overnight courier, or (iii) the third business day after posting if sent by U.S. Postal Service (or other applicable postal delivery service).
5.5 Acceptable Use Policy; Data Protection. Customer’s use of Service shall comply with Level 3’s Acceptable Use Policy and Privacy Policy, as communicated in writing to Customer from time to time and which are also available through Level 3’s web site at www.level3.com. Level 3 may transfer, process and store billing and utilization data and other data necessary for Level 3’s operation of its network and for the performance of its obligations under this Agreement to or from the United States. Customer consents that Level 3 may (i) transfer, store and process such data in the United States; and (ii) use such data for its own internal purposes and as allowed by law. This data will not be disclosed to third parties.
5.6 Marks and Publicity; Non-Disclosure. Neither party shall have the right to use the other party’s or its affiliates’ trademarks, service marks or trade names without the prior written consent of the other party. Neither party shall issue any press release or other public statement relating to this Agreement, except as may be required by law or agreed between the parties in writing. Any information or documentation disclosed between the parties during the performance of this Agreement (including this Agreement) shall be subject to the terms and conditions of the applicable non-disclosure agreement then in effect between the parties.
5.7 Governing Law; Amendment. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, without regard to its choice of law rules. This Agreement, including any Service Schedule(s) and Customer Order(s) executed hereunder, constitutes the entire and final agreement and understanding between the parties with respect to the Service and supersedes all prior agreements relating to the Service. This Agreement may only be modified or supplemented by an instrument executed by an authorized representative of each party. No failure by either party to enforce any right(s) hereunder shall constitute a waiver of such right(s).
5.8 Relationship of the Parties. The relationship between Customer and Level 3 shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes.
5.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be sufficient to bind the parties to this Agreement.

LEVEL 3 COMMUNICATIONS, LLC (“Level 3”)		WEBSIDESTORY, INC. (“Customer”)

By	/s/ Michael Mooney	By	/s/ Jason Lau
Name	Michael Mooney	Name	Jason Lau

Title	Vice President	Title	Director of Network Operations

SERVICE SCHEDULE
(3)LINK® PRIVATE LINE SERVICE
1. Applicability. This Service Schedule is applicable only where Customer orders (3) Link ® Private Line Service.
2. Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.
(A) “Protected” shall mean any Service that includes a protection scheme that allows traffic to be re-routed in the event of a fiber cut or equipment failure.
(B) “Submarine” shall mean any Service that transits any portion of Level 3’s trans-oceanic network.
(C) “Terrestrial” shall mean any Service that generally transits Level 3’s land-based network (with limited water crossings, including, without limitation, bay and channel crossings) and does not in any way transit Level 3’s trans-oceanic network.
(D) “Unprotected” shall mean any Service that does not include a protection scheme that would allow traffic to be re-routed in the event of a fiber cut or equipment failure.
3. Service Description. (3)Link® Private Line Service is a dedicated, non-switched, point to point circuit between two (2) specified locations. At the end of any stated Service Term, the (3)Link® Private Line Service will be provided to Customer on a month-to-month basis at Customer’s existing prices or Level 3’s then-current prices (as elected by Level 3).
4. Services from Others. Where necessary for the interconnection of (3)Link® Private Line Service with services provided by others, Customer will provide Level 3 with circuit facility assignment information, firm order commitment information and the design layout records necessary to enable Level 3 to make the necessary cross-connection between the (3) Link® Private Line Service and Customer’s designated carrier. Any delay by Customer in providing such information to Level 3 may delay Level 3’s provision of the necessary cross-connection. Notwithstanding any such delay in the provision of the cross-connection, billing for the (3)Link® Private Line Service shall commence on the Service Commencement Date. Level 3 may charge Customer non-recurring and monthly recurring cross-connect fees to make such connection.
5. Connection to Customer Premises.
(A) Where (3)Link® Private Line Service is being terminated Off-Net at the Customer Premises through an Off-Net Local Loop to be provisioned by Level 3 on behalf of Customer, the charges set forth in the Customer Order for such (3)Link® Private Line (Off-Net) Service assumes that such (3)Link® Private Line (Off-Net) Service will be terminated at a pre-established demarcation point or minimum point of entry (MPOE) in the building within which the Customer Premises is located, as determined by the local access provider. Where the local access provider determines that it is necessary to extend the demarcation point or MPOE through the provision of additional infrastructure, cabling, electronics or other materials necessary to reach the Customer Premises, (i) level 3 may charge Customer additional non-recurring charges and/or monthly recurring charges not otherwise set forth in the Customer Order for such (3)Link® Private Line (Off-Net) Service, (ii) installation of Service may be delayed and (iii) Section 7(A) of this Service Schedule shall not apply. Level 3 will notify Customer of any additional non-recurring charges and/or monthly recurring charges as soon as practicable after Level 3 is notified by the local access provider of the amount of such charges.
(B) In addition, where (3)Link® Private Line Service is being terminated Off-Net at the Customer Premises through an Off-Net Local Loop to be provisioned by Level 3 on behalf of the Customer, the charges and the Service Term set forth in the Customer Order for such (3)Link® Private Line (Off-Net) Service assumes that such (3)Link® Private Line (Off-Net) Service can be provisioned by Level 3 through the local access provider selected by Level 3 (and/or Customer) for the stated Service Term. In the event Level 3 is unable to provision such (3)Link® Private Line (Off-Net) Service through the selected local access provider or the selected local access provider requires a longer Service Term than that set forth in the Customer Order, Level 3 reserves the right, regardless of whether Level 3 has accepted the Customer Order, to suspend provisioning of such (3)Link® Private Line (Off-Net) Service and notify Customer in writing of any additional non-recurring charges, monthly recurring charges and/or Service Term that may apply. Upon receipt of such notice, Customer will have five (5) business days to accept or reject such changes. If Customer does not respond to Level 3 within the five (5) business day period, such changes will be deemed rejected by Customer. In the event Customer rejects the changes (whether affirmatively or through the expiration of the five (5) business day period), the affected (3) Link® Private Line (Off-Net) Service will be cancelled without cancellation or termination liability of either party.
(C) Level 3 does not guarantee that any (3)Link® Private Line (Off-Net) Service will be provided by a specified local access provider.

6. (3)HubSM Private Line Service.
(A) (3)Link® Private Line Service is also available configured as (3)HubSM Private Line Service (3)HubSM Private Line Service is comprised of (i) a single (3)Link® Private Line Service between two (2) locations (such single (3)Link® Private Line Service is sometimes referred to as the (3)HubSM Private Line Facility); and (ii) one or more individual (3) Link® Private Line Service(s) within the (3)HubSM Private Line Facility (such individual (3)Link® Private Line Services are each sometimes referred to as a (3)HubSM Private Line Circuit) (3)HubSM Private Line Circuits will have equal or less capacity than the (3)HubSM Private Line Facility. The (3)Link® Private Line Service(s) comprising any (3)HubSM Private Line Service shall be configured as specified in the applicable Customer Order.
(B) Notwithstanding any terms and conditions in the Agreement or this Service Schedule to the contrary, Customer may not terminate a (3)HubSM Private Line Facility regardless of cause without either (i) terminating all (3)HubSM Private Line Circuit(s) within such (3)HubSM Private Line Facility and paying all applicable termination charges related thereto; and/or (ii) converting all (3)HubSM Private Line Circuits comprising such (3)HubSM Private Line Facility into stand-alone (3) Link® Private Line Service(s) (without changing the end-point locations) at Level 3’s then standard charges for the remainder the applicable Service Term.
7. Service Levels.
(A) Installation Service Level. Level 3 will exercise commercially reasonable efforts to install any (3)Link® Private Line Service on or before the Customer Commit Date specified for the particular (3)Link® Private Line Service. This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer or Customer Orders that are altered at Customer’s request after submission and acceptance by Level 3. In the event Level 3 does not meet this Installation Service Level for a particular (3)Link® Private Line Service for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the nonrecurring charges (“NRC”) and/or monthly recurring charges (“MRC”) for the affected (3)Link® Private Line Service as set forth in the following table:
For any (3)Link® Private Line (On-Net) Service:

Installation Delay Beyond
Customer Commit Date	Service Level Credit

1 — 5 business days	Amount of NRC
6 — 20 business days	Amount of NRC plus charges for one (1) day of the MRC for each day of delay
21 business days or greater	Amount of NRC plus one (1) months’ MRC
For any (3)Link® Private Line (Off-Net) Service:

Installation Delay Beyond
Customer Commit Date	Service Level Credit

1 — 15 business days	No Credit
16 — 30 business days	Amount of NRC
31 business days or greater	Amount of NRC plus one (1) months’ MRC
(B) Availability Service Level for Protected (3)Link® Private Line Service. The Availability Service Level for Protected (3)Link ® private Line Service is 99.99% for Protected Terrestrial (3)Link® Private Line (On-Net) Service, 99.9% for Protected submarine (3)Link ® Private Line (On-Net) Service, and 99.9% for Protected Terrestrial (3)Link® Private Line(Off-Net) Service. In the event that any Protected(3)Link® Private Line Service becomes unavailable (as defined below) for reasons other than an Excused Outage. Customer will be entitled to a service credit off the MRC for the affected Protected (3)Link® Private Line Service based on the cumulative unavailability of the affected Protected (3)Link® Private Line Service in a given Calendar month as set forth in the following table.
For any Protected (3)Link® Private Line (On-Net) Service:

Cumulative Unavailability
(in hrs. mins. secs.)	Service Level Credit

00:00:01 — 00:05:00	No Credit
00:05:01 — 00:45:00	5%
00:45:01 — 04:00:00	10%
04:00:01 — 08:00:00	20%
08:00:01 — 12:00:00	30%
12:00:01 — 16:00:00	40%
16:00:01 — 24:00:00	50%
24:00:01 or greater	100%

For any Protected Terrestrial (3)Link® Private Line (Off-Net) Service:

Cumulative Unavailability
(in hrs. mins. secs.)	Service Level Credit

00:00:01 — 00:45:00	No Credit
00:45:01 — 04:00:00	5%
04:00:01 — 08:00:00	10%
08:00:01 —12:00:00	20%
12:00:01 — 16:00:00	30%
16:00:01 — 24:00:00	40%
24:00:01 or greater	100%
For purposes of this Section 7(B) and Section 7(C) below, “unavailable” or “unavailability” means the duration of a break in transmission measured from the first of ten (10) consecutive severely erred seconds (“SESs”) on the affected (3)Link® Private Line Service until the first of ten (10) consecutive non-SESs. An SES is a second with a bit error ratio of greater than or equal to 1 in 1000.
(C) Availability Service Level for Unprotected (3)Link® Private Line Service. In the event that any Unprotected (3)Link® Private Line Service becomes unavailable (as defined in Section 7(B) above) for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the MRC for the affected Unprotected (3)Link® Private Line Service based on the cumulative unavailability for the affected Unprotected (3)Link® Private Line Service in a given calendar month as set forth in the following table:
For any Unprotected (3)Link® Private Line (On-Net) Service:

Cumulative Unavailability
(in hrs. mins. secs.)	Service Level Credit

0:00:01 — 6:00:00	No Credit
6:00:01 — 8:00:00	5%
8:00:01 — 10:00:00	10%
10:00:01 — 12:00:00	15%
12:00:01 or greater	20%
For any Unprotected Terrestrial (3)Link® Private Line (Off-Net) Service:

Cumulative Unavailability
(in hrs. mins. secs.)	Service Level Credit

0:00:01 — 30:00:00	No Credit
30:00:01 — 36:00:00	2.5%
36:00:01 — 42:00:00	5%
42:00:01 or greater	7.5%
(D) Off-Net Service Limitations. The Service Levels set forth in this Section 7 and the rights of termination pursuant to Section 4.4 of the Agreement respecting (3)® Private Line (Off-Net) Service shall only apply to Terrestial (3)Link® Private Line (Off-Net) Service with end point locations in the United States and/or the European Union. For any other Off-Net Local Loop Service or (3)Link® Private Line (Off-Net) Service provisioned by Level 3 through a third party carrier for the benefit of Customer and not otherwise covered by this Section 7, Level 3 will pass-through to Customer any service levels and associated credits (or other express remedies) (if applicable) provided to Level 3 by the applicable third party carrier.
8. Chronic Outage. Customer may elect to terminate an affected On-Net (3)Link® Private Line Service prior to the end of the Service Term without termination liability if, for reasons other than an Excused Outage.
     (1) For Protected On-Net (3)Link® Private Line Service, such Protected On-Net (3)Link® Private Line Service is unavailable (as defined in Section 7(B) above) for four (4) or more separate occasions of more than two (2) hours each OR for more than twenty four (24) hours in the aggregate in any calendar month; or
     (2) For Unprotected On-Net (3)Link® Private Line Service, such Unprotected On-Net (3)Link® Private Line Service is unavailable (as defined in Section 7(B) above) for three (3) or more separate occasions of more than twelve (12) hours each OR for more than forty two (42) hours in the aggregate in any calendar month.
Customer may only terminate such On-Net (3)Link® Private Line Service that is unavailable as described above, and must exercise its right to terminate the affected On-Net (3) Link® Private Line Service under this Section, in writing, within thirty (30) days after the event giving rise to a right of termination hereunder, which termination will be effective as set forth by Customer in such notice of termination. Except for any credits that have accrued pursuant to Section 7, this Section 8 sets forth the sole remedy of Customer for chronic outages or interruptions of any (3)Link® Private Line Service

SERVICE SCHEDULE
(3)CENTER(R) COLOCATION
(Version Issue Date 3/16/05)
1. Applicability. This Service Schedule is applicable only where Customer orders Colocation Space and associated services (i.e., power and (3)TechSM Service).
2. Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.
(A) “Colocation Area” shall mean the location within a Gateway in which Colocation Space ordered by Customer is located.
(B) “Colocation Space” shall mean the location(s) within the Colocation Area where Customer is permitted to colocate communications and networking equipment pursuant to a Customer Order accepted by Level 3.
(C) (3)TechSM Service” shall mean technician services, which may include, without limitation, (i) basic on-site, on demand first-line maintenance and support, including power cycling, and (ii) scheduled support, maintenance, installation and removal of equipment, cabling and other related support services, consistent with Level 3’s then current written (3)TechSM Service Description, as amended by Level 3 from time to time, a copy of which shall be made available to Customer upon request.
(D) “Hot Aisle Cold Aisle” shall mean the arrangement of Customer equipment where the equipment air intake is facing a common aisle (“Cold Aisle”), and the air exhaust of the equipment faces the alternate common aisle (“Hot Aisle”), as designated by Level 3.
(E) “Colocation Environment” shall mean relative humidity in the Colocation Area of 40%-60% and temperature in the Colocation Space at a maximum of 78 degrees Fahrenheit (26 degrees Celsius), as measured 6'6" above the finished floor, and 8" in front of Customer equipment on the Cold Aisle.
3 Grant of License. Customer shall be granted the right to occupy the Colocation Space Identified in an accepted Customer Order during the Service Term subject to the applicable rates set forth in such Customer Order. At the end of any stated Service Term, the Colocation Space will be provided to Customer on a month-to-month basis at Level 3’s then-current prices. Level 3 retains the right to access any Colocation Space for any legitimate business purpose at any time.
4. Use of Colocation Space. Customer shall be permitted to use the Colocation Space only for placement and maintenance of communications equipment. Customer may access the Colocation Space twenty four (24) hours per day, seven (7) days per week, subject to any and all rules, regulations and access requirements imposed by Level 3 governing such access.
5. Level 3 Maintenance. Level 3 shall perform janitorial services, environmental systems maintenance, power plant maintenance and other actions as are reasonably required to maintain the Colocation Area in a condition that is suitable for the placement of communications equipment. Level 3 shall maintain a Colocation Environment in the facility at all times. Customer shall install equipment in a Hot Aisle Cold Aisle configuration. Customer shall maintain the Colocation Space in an orderly and safe condition, and shall return the Colocation Space to Level 3 at the conclusion of the Service Term in the same condition (reasonable wear and tear excepted) as when such Colocation Space was delivered to Customer. EXCEPT AS EXPRESSLY STATED HEREIN OR IN ANY CUSTOMER ORDER, THE COLOCATION SPACE SHALL BE DELIVERED AND ACCEPTED “AS IS” BY CUSTOMER, AND NO REPRESENTATION HAS BEEN MADE BY LEVEL 3 AS TO THE FITNESS OF THE COLOCATION SPACE FOR CUSTOMER’S INTENDED PURPOSE.
6. Release of Landlord. If and to the extent that Level 3’s underlying leases so require (but only if they so require) Customer hereby agrees to release Level 3’s landlord (and its agents, subcontractors and employees) from all liability relating to Customer’s access to the Gateway and the Colocation Area and Customer’s use and/or occupancy of the Colocation Space.
7. Security. Level 3 will provide and maintain in working condition card readers, scanners and/or other access devices as selected by Level 3 for access to the Colocation Area. Customer shall under no circumstances “prop open” any door to, or otherwise bypass the Level 3 security measures for, the Colocation Area. Level 3 will provide a locking device for the Colocation Space, and Customer shall be solely responsible for locking and/or activating such device. In the event that unauthorized parties gain access to any Level 3 facility through access cards, keys or other access devices provided to Customer, Customer shall be responsible for any damages caused by such parties. Customer shall be responsible for the cost of replacing any security devices lost or stolen after delivery thereof to Customer.
8. Prohibited Activities. Customer shall abide by any posted or otherwise communicated rules relating to use of, access to, or security measures respecting each Level 3 facility.
9. Termination of Use. Level 3 shall have the right to terminate Customer’s use of the Colocation Space or the Service delivered therein in the event that: (a) Level 3’s rights to use the Gateway terminates or expires for any reason; (b) Customer is in default hereof; (c) Customer makes any material alterations to the Colocation Space without first obtaining the written consent of Level 3; (d) Customer allows personnel or contractors access to the Level 3 facilities who have not been approved by Level 3 in advance; or (e) Customer or any of its agents or employees possess any firearms, illegal drugs or alcohol in a facility or engage in any criminal activity in any facility. With respect to items (b), (c) and (d), unless (in Level 3’s opinion) Customer’s actions interfere or have the potential to interfere with other Level 3 customers, Level 3 shall provide Customer a written notice and a ten (10) day opportunity to cure before terminating Customer’s rights to the Colocation Space.

10. Removal of Equipment. Within 2 days following the expiration or termination of the Service Term for any Colocation Space, Customer shall remove all Customer equipment from the Colocation Space. In the event Customer fails to remove the equipment within such 2-day period, Level 3 may disconnect, remove and dispose of Customer’s equipment without prior notice. Customer shall be responsible for any costs and expenses incurred by Level 3, or its agent, representative or contractor, resulting from disconnection, removal, disposal and storage of Customer’s equipment. Level 3 shall not be obligated to release equipment to Customer unless Customer has paid all such costs and expenses and all other charges due and owing by Customer to Level 3 under the Agreement Level 3 shall not be liable for any loss or damage incurred by Customer arising out of Level 3’s disconnection, removal, storage or disposal of Customer’s equipment.
11. Subllcenses. Customer may sublicense the use of Colocation Space under the following conditions: (a) all proposed sublicensees must be approved in writing by Level 3 in Level 3’s sole discretion, except Customer may sublicense the use of the Colocation Space to an Affiliate of Customer upon prior written notice to Level 3; (b) all proposed sublicensees shall abide by the terms of the Agreement, this Service Schedule and the applicable Customer Order; (c) Customer shall indemnify, defend and hold Level 3 harmless from all claims brought against Level 3 arising from any act or omission of any sublicensee or its agents; and (d) any sublicensee shall be considered Customer’s agent and all of such party’s acts and omissions shall be attributable to Customer for the purposes of the Agreement and this Service Schedule. In the event Customer sublicenses use of the Colocation Space without Level 3’s prior written approval, Level 3 may upon ten (10) days’ prior written notice reclaim the sublicensed portion of the Colocation Space. Customer shall surrender such reclaimed Colocation Space and shall be subject to termination charges associated with the reclaimed Colocation Space as provided in Section 3.7 of the Agreement. No refunds shall be made to Customer regarding reclaimed Colocation Space.
12. Changes.
(A) Level 3 reserves the right to change (at Level 3’s cost) the location or configuration of the Colocation Space licensed to Customer; provided that Level 3 shall not arbitrarily require such changes. Level 3 and Customer shall work in good faith to minimize any disruption in Customer’s services that may be caused by such changes in location or configuration of the Coloration Space.
(B) Notwithstanding anything in Section 3.1 of the Agreement to the contrary and unless otherwise agreed in writing by the parties, in the event any Customer Order for Colocation Space is altered (including, without limitation any changes in the configuration or build-out of the Colocation Space) at Customer’s request after Customer’s submission and Level 3’s acceptance of such Customer Order that results in a delay of Level 3’s delivery of such Colocation Space to Customer, billing for such Colocation Space shall commence no later than the original Customer Commit Date.
13. Insurance. Prior to occupancy by Customer of any Colocation Space and during the Service Term, Customer shall procure and maintain the following minimum insurance coverage: (a) Workers’ Compensation in compliance with all applicable statutes of appropriate jurisdiction (including Employer’s Liability with limits of $500,000 each accident); (b) Commercial General Liability with combined single limits of $1,000,000 each occurrence; and (c) “All Risk” Property insurance covering all of Customer’s personal property located in the Gateway. Customer acknowledges that it retains the risk of loss for, loss of (including, without limitation, loss of use), or damage to, Customer equipment and other personal property located in a Level 3 facility. Customer further acknowledges that Level 3’s insurance policies do not provide coverage for Customer’s personal property located in a Level 3 facility. Customer shall, at its option, maintain a program of property insurance or self-insurance covering loss of or damage to its equipment and other personal property. Customer’s Commercial General Liability policy shall be endorsed to show Level 3 (and any underlying property owner, as requested by Level 3) as an additional insured. Customer shall waive and/or cause its insurance carriers to waive all rights of subrogation against Level 3, which will include, without limitation, an express waiver in all insurance policies. Customer shall furnish Level 3 with certificates of insurance demonstrating that Customer has obtained the required insurance coverage prior to use of any Level 3 facility. Such certificates shall contain a statement that the insurance coverage shall not be materially changed or cancelled without at least 30 days’ prior written notice to Level 3. Customer shall require any contractor, customer or other third party entering the Gateway on Customer’s behalf to procure and maintain the same types, amounts and coverage extensions as required of Customer above.
14. (3)TechSM Service.
(A) Level 3 may provide (3)TechSM Service on Customer’s equipment within the Colocation Space from time to time as mutually agreed between the parties. Customer may order (3)TechSM Service by contacting Level 3 Customer Service or such other means as Level 3 may make available from time to time. For (3)TechSM Service that is scheduled support beyond the basic on-site, on demand first-line maintenance and support, Level 3 shall not be obligated to perform such (3)TechSM Service until a scope of such (3)TechSM Service to be provided has been mutually agreed by the parties in writing. Upon Level 3’s acceptance of such order (and the parties’ execution of a scope document, if required), Level 3 will perform the (3)TechSM Service in accordance with Customer’s directions. Unless otherwise agreed, pricing for (3)TechSM Service shall be at Level 3’s then current rates.
(B) ANY (3)TECHSM SERVICE IS PROVIDED ON AN “AS-IS” BASIS AND LEVEL 3 MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.
(C) Under no circumstances will Level 3 be responsible for performing any warranty-affecting work, and Level 3 shall not be liable to Customer or any third party to the extent any work performed violates and/or voids, in whole or in part, any equipment, software and/or manufacturer’s warranty. Subject to Section 18(C) below, Level 3’s cumulative liability for damages arising out of or elated to Level 3’s performance or failure to perform any (3)TechSM Service will be limited to direct damages in an amount not to exceed the total fees paid by Customer to Level 3 for the particular (3)TechSM Service giving rise to the liability.

15. Storage of Customer Equipment. Level 3 may, at its option, agree to store equipment that Customer intends to colocate in Customer’s Colocation Space for not more than 45 days prior to the applicable Customer Commit Date. Storage of such equipment is purely incidental to the Service ordered by Customer and Level 3 will not charge Customer a fee for such storage. No document delivered as part of such storage shall be deemed a warehouse receipt. Absent Level 3’s gross negligence or intentional misconduct, Level 3 shall have no liability to Customer or any third party arising from such storage. In the event Customer stores equipment for longer than 45 days, Level 3 may, but shall not be obligated to, return Customer’s equipment to Customer without liability, at Customer’s sole cost and expense.
16. Promotional Signage. Customer may display a single promotional sign with Customer’s name and/or logo on the outside of any Colocation Space; provided such signage does not exceed 8 inches by 11 inches. All other promotional signage is prohibited.
17. Power.
(A) The pricing for power shall be on a breakered amp load basis.
(B) The supportable power density in any Colocation Space is 125 watts/square foot (1250 watts/square meter) of primary breakered power. Any additional power required by Customer is subject to prior written approval by Level 3.
(C) In the event the power utility increases the price paid by Level 3 for power provided to any Colocation Space, Level 3 may pass-through to Customer such price increase upon prior written notice to Customer.
(D) Customer agrees not to place inverters for the purposes of conversion from DC power to AC power in the Colocation Space.
18. Service Levels.
(A) Installation Service Level. This Installation Service Level applies to cabinet and private suite Colocation Space. Level 3 will exercise commercially reasonable efforts to install any Colocation Space on or before the Customer Commit Date specified for such Colocation Space. This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer, Customer Orders that are altered at Customer’s request after submission and acceptance by Level 3, or Customer Orders that require Level 3 to configure Colocation Space to specifications other than Level 3’s standard specifications for Colocation Space (such standard specifications shall be made available to Customer upon request). In the event Level 3 does not meet this Installation Service Level for a particular Colocation Space for reasons other than an Excused Outage, Customer will be entitled to a service credit equal to the charges for one (1) day of the monthly recurring charges (“MRC”) for the affected Colocation Space for each day of delay, up to a monthly maximum credit of four (4) days.
(B) Power Service Level. In the event of any outage of Level 3 provided power to the Colocation Space for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the MRC for the affected Colocation Space based on the cumulative unavailability for the affected service in a given calendar month as set forth in the following table):

Cumulative Unavailability
(in hrs mins secs)	Service Level Credit
00:00:01 - 00:05:00	2.5%
00:05:01 - 00:45:00	5%
00:45:01 - 04:00:00	10%
04:00:01 - 08:00:00	20%
08:00:01 - 12:00:00	30%
12:00:01 - 16:00:00	40%
16:00:01 - 24:00:00	50%
24:00:01 or greater	100%

(C) (3)TechSMService Response Time Service Level. The Response Time Service Level for (3)Tech SM Service for basic on site, on-demand first-line maintenance and support is as set forth below. This Response Time Service Level shall not apply to any (3) Tech SM Service that is tor scheduled support, maintenance, installation or removal. This Response Time Service Level is measured from the time Level 3 Customer Service receives and logs Customer’s (3)Tech SM Service request with all of the necessary information requested by Level 3 Customer Service, until a Level 3 technician is dispatched in response to the particular request In the event Level 3 does not meet the following Response Time Service Level for reasons other than an Excused Outage, Customer will be entitled to a service credit equal to $100 per hour for each hour beyond the Response Time Service Level (capped at $400 00 per location per month).
Service Level

Hours of	Response
Operation	Time
Normal Level 3 business hours of operation (M-F) for the particular Gateway	30 minutes
Off-hours, holidays & weekends	2 hours

SERVICE SCHEDULE
(3)LINK® CROSS CONNECT SERVICE and MONDO CONDO FIBER LINK SERVICE
(version Issues Date 4/22/05)
1. Applicability .This Service Schedule is applicable only where Customer orders (3)Link® Cross Connect Service and/or Mondo Condo Fiber Link Service.
2. Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.
3. Service Description. (3)Link® Cross Connect Service is copper or fiber optic cabling cross-connected between Level 3 provided (3)Center® Colocation (cabinets and/or suites), other Level 3 provided Service or Facilities and/or third party provided services or facilities that terminate within the Level 3 Gateway. Customer Commit Dates may not be provided for (3)Link® Cross Connect Service, in which case service delivery shall constitute Level 3’s acceptance. Mondo Condo Fiber Link Service is fiber optic cabling that provides connectivity between the Level 3 Mondo Condo facility and the Level 3 Gateway in the same metropolitan area. Mondo Condo Fiber Link Service can provide connectivity between Level 3 provided (3)Center® Colocation (cabinets and/or suites) within a Level 3 Mondo Condo facility and the Level 3 Gateway. Level 3 provided dark fiber and/or third party provided services or facilities that terminate within a Level 3 Gateway.
4. Interconnection. Unless otherwise agreed between the parties, any (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service will be interconnected to a Level 3 provided panel within the Level 3 Gateway (and not directly to Customer provided equipment or facilities). Upon request of Customer at the time of submission of the applicable Customer Order, Level 3 will interconnect such (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service directly to Customer provided equipment or facilities within the Level 3 Gateway; provided, however, Level 3 shall not be liable to Customer or any third party for any loss or damage to such Customer provided equipment or facilities arising out of such direct interconnection.
5. Service Level. Level 3 will exercise commercially reasonable efforts to install any (3)Link® Cross Connect Service and any Mondo Condo Fiber Link Service on or before the Customer Commit Date specified for the particular (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service (as the case may be). This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer or Customer Orders that are altered at Customer’s request after submission and acceptance by Level 3. In the event Level 3 does not meet this Installation Service Level for a particular (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service (as the case may be) for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the non-recurring charges (“NRC”) and/or monthly recurring charges (“MRC”) for the affected (3)Link® Cross Connect Service or Mondo Condo Fiber Link Service (as the case may be) as set forth in the following tables:
For (3)Link® Cross Connect Service:

Installation Delay Beyond
Customer Commit Date	Service Level Credit
1–5 business days	Amount of NRC

6–20 business days	Amount of NRC plus charges for one (1) day of the MRC for each day of delay

21 + business days	Amount of NRC plus one (1) months’ MRC
For Mondo Condo Fiber Link Service:

Installation Delay Beyond
Costomer Commit Date	Service Level Credit
15 – 30 business days	Amount of NRC

31 + business days	Amount of NRC plus one (1) months’ MRC

SERVICE SCHEDULE
(3)CROSSROADS ® SERVICE
(Version Issue Date 5/3/05)
1. Applicability. This Service Schedule is applicable only where Customer orders (3)Crossroads® Service.
2. Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.
(A) “Back-Up Port” shall mean any (3)CrossRoads® Service port other than the Primary Port that is configured to send/receive traffic only in the event that the applicable Primary Port becomes unavailable to send or receive traffic. The Back-Up Port must be identified as such in the Customer Order and provisioned on a Level 3 router or switch (within the same Level 3 Facility) that is separate from the Primary Port.
(B) “Committed Data Rate” shall mean the minimum data rate committed by Customer and set forth in the Customer Order (expressed in Megabits pet second (Mbps)).
(C) “IP Fiber Extension” shall mean a dark fiber local access solution for (3)CrossRoads® Service between the Level 3 Gateway and the Customer Premises (or such other point of interconnection) in which unprotected IP service is delivered using Level 3 Facilities and Customer facilities, as mutually agreed between the parties. Level 3 shall, in its sole discretion, determine whether Customer may utilize an IP Fiber Extension under this Service Schedule, or must obtain dark fiber pursuant to a separate dark fiber Service Schedule to be executed by the parties.
(D) “Off-Net Send Traffic” shall mean Send Traffic that terminates to any location that is not on the Level 3 network.
(E) “On Net Intracity Send Traffic” shall mean On-Net Send Traffic that does not transit Level 3’s long haul transmission facilities.
(F) “On-Net Send Traffic” shall mean Send Traffic that terminates to a location that is on the Level 3 network.
(G) “Primary Port” shall mean any (3)CrossRoads® Service port that is configured to send/receive Customer’s (3)CrossRoads® Service traffic during normal network operations, as identified in the applicable Customer Order.
(H) “Receive Traffic” shall mean traffic from any origination point that is received by Customer from the level 3 network.
(I) “Send Traffic” shall mean traffic from any origination point that is sent by Customer onto the Level 3 network.
3. Service Description. (3)CrossRoads® Service is an IP transit service (including dedicated IP access port(s)) providing access to the Level 3 IP network and the global Internet. (3)CrossRoads® Service is available through Serial/POS and Ethernet interfaces. (3)CrossRoads® Service is available in a “Standard” configuration or a “Protected” configuration. Standard (3)CrossRoads® Service is configured with a single Primary Port and no Backup Port. Protected (3)CrossRoads® Service is configured with both a Primary Port and a Backup Port.
4. Charges. Customer may elect to be billed based on a Committed Data Rate, through Destination Sensitive Billing, or at a Fixed Rate. The manner of billing selected will be set forth in each Customer Order.
(A) Committed Data Rate charges for (3)CrossRoads® Service consist of four (4) components: (a) a non-recurring installation charge per port, (b) a monthly recurring port charge (if applicable); (c) a monthly recurring charge based on me Committed Data Rate and (d) monthly usage charges to the extent usage in a particular month exceeds the Committed Data Rate.
The Committed Data Rate shall apply to either a particular (3)CrossRoads®Service port or in the aggregate to more than one (3)CrossRoads® Service ports provided hereunder, as stated in the applicable Customer Order(s) for such ports. The “Aggregate CDR: billing option (as defined below) is not available for all port interface speeds. The following shall apply (as applicable):
     (1) If the Committed Data Rate applies to a particular (3)CrossRoads® Service port, Customer’s per port usage of (3)CrossRoads® Service (both Send Traffic and Receive Traffic) across such port will be sampled every five (5) minutes for the previous five (5) minute period. At the end of the month, the top five percent (5%) of Send Traffic and Receive Traffic samples for such port shall be discarded. The higher of the resulting ninety-fifth (95th) percentile value for Send Traffic or Receive Traffic for such port will be compared to the Committed Data Rate applicable to the port. If the ninety-fifth (95th) percentile of either Send Traffic or Receive Traffic is higher than the applicable Committed Data Rate, Customer will, in addition to being billed for the Committed Data Rate, be billed at this ninety-fifth (95th) percentile level for any usage in excess of such Committed Data Rate at the contracted-for price per Megabit.
     If Customer’s selected (3)CrossRoads® Service port is a dedicated DS-3 or E-3 port, Customer may elect, subject to additional charges as mutually agreed between the parties, a rate limiting option (a “CDR Cap”) in the applicable Customer Order. Upon such election, Level 3 will configure the port such that the maximum bandwidth allowed to be sent to or received from the port is capped at the CDR Cap. Level 3 will not accept Customer traffic in excess of the CDR Cap if such option is elected. Any subsequent change to such CDR Cap will be subject to additional charges as mutually agreed between the parties.

     (2) If the Committed Data Rate applies in the aggregate to more than one (3)CrossRoads® Service ports (an “Aggregate CDR”) as set forth in the Customer Order for such ports, Customer’s usage of (3)CrossRoads® Service (both Send Traffic and Receive Traffic) will be sampled every five (5) minutes for the previous five (5) minute period for each such port. (At the end of the month, the top five percent (5%) of Send Traffic and Receive Traffic samples shall be discarded for each port. The higher of the resulting 95th percentile value for Send Traffic or Receive Traffic for each such port will be added together to determine Customer’s aggregate usage and such aggregate usage will be compared to the Aggregate CDR. If such aggregate usage is higher than the Aggregate CDR, Customer will, in addition to being billed for the Aggregate CDR, be billed for any aggregate usage in excess of the Aggregate CDR at the contracted for price per Megabit. Unless otherwise agreed in writing by the parties, Aggregate CDRs apply only to the ports listed in the Customer Order. If Customer orders additional ports in a separate subsequent Customer Order(s), the Aggregate CDR stated in the new Customer Order shall be as stated therein for the ports set forth in such Customer Order. Alternatively, if Customer seeks to have the ports previously subject to an Aggregate CDR also contribute to the Aggregate CDR set forth in the new Customer Order(s), the new Customer Order(s) may provide for an increase in the Aggregate CDR for all such ports.
(B) Destination Sensitive Billing charges for (3)CrossRoads® Service consist of three (3) components: (a) a non-recurring installation charge per port; (b) a monthly recurring port charge; and (c) monthly usage charges. Customer’s usage of (3)CrossRoads® Service (both Send Traffic and Receive Traffic) will be measured and recorded by Level 3 every five minutes. At the end of the month, the top five percent (5%) of the Send Traffic and Receive Traffic samples will be discarded. If the ninety-fifth (95th) percentile Receive Traffic sample shows (3)CrossRoads® Service usage greater than the usage shown in the ninety-fifth (95th) percentile Send Traffic sample, then Customer will be billed for the amount of (3)CrossRoads® Service usage shown in the ninety-fifth (95th) percentile sample for the Receive Traffic. If the ninety-fifth (95th) percentile sample for the Send Traffic shows (3)CrossRoads® Service usage greater than the usage shown in the ninety-fifth (95th) percentile Receive Traffic sample, then the total Send Traffic will be categorized as Off-Net Send Traffic, On-Net Send Traffic and On-Net Intracity Send Traffic, and Customer will be billed for the usage shown in the ninety-fifth (95th) percentile sample for each category.
(C) Fixed Rate charges for (3)CrossRoads® Service consist of two (2) components: (a) a non-recurring installation charge per port; and (b) a monthly recurring port charge.
5. IP Addresses and Domain Names. In the event that Level 3 assigns to Customer an IP address as part of the provision of Service, such IP address shall (upon Level 3’s request and to the extent permitted by law) revert to Level 3 after termination of the applicable Customer Order for any reason whatsoever, and Customer shall cease using such address. At any time after such termination, Level 3 may re-assign such address to another user. In the event that Level 3 obtains for Customer a domain name (which may be required in some European jurisdictions), Customer shall be the sole owner of such domain name. Customer shall be solely responsible for:
(A) paying any fees (including renewal fees) relating thereto;
(B) complying with any legal, technical, administrative, billing or other requirements imposed by the relevant domain name registration authority;
(C) modifying such domain name in the event Customer changes service providers; and
(D) all third party claims (including claims for intellectual property infringement) relating thereto, and Customer shall indemnify and hold Level 3 harmless from all such claims and expenses (including legal fees and court costs) related thereto.
6. IP Fiber Extensions.
(A) Pursuant to a Customer Order submitted by Customer and accepted by Level 3, the parties may agree that level 3 will provide Customer with an IP Fiber Extension as part of the local access solution for any (3)CrossRoads® Service provided hereunder Level 3 will invoice Customer, and Customer agrees to pay Level 3, the charges associated with any such IP Fiber Extension as set forth in the applicable Customer Order. Unavailability or degradation of (3)CrossRoads® Service caused by or attributable to IP Fiber Extensions shall be considered Excused Outages. The foregoing notwithstanding, Level 3 will use commercially reasonable efforts to respond to any such unavailability or degradation (on Level 3 Facilities) associated with any IP Fiber Extension within four (4) hours after becoming aware of the same and shall use commercially reasonable efforts to repair traffic-affecting discontinuity within twelve (12) hours after Level 3’s representatives arrive at the problem site and have the ability to begin uninterrupted repair activities.
(B) Level 3 shall have the right to supervise and control in a reasonable manner all activities concerning any IP Fiber Extension provided hereunder, including, without limitation, all Level 3 manholes/handholes. Any work required by Customer respecting any IP Fiber Extension provided hereunder, including without limitation, (i) splicing the Customer fibers, and (ii) interconnection between the Customer network and the Level 3 network, shall be undertaken only by or (with Level 3’s consent) under the supervision of Level 3.
(C) Prior to delivery of any IP fiber Extension, Level 3 shall test the dark fiber contained in such IP Fiber Extension in accordance with the then-current version of Level 3’s interconnection policies and guidelines.

7. Service Levels.
(A) Installation Service Level. Level 3 will exercise commercially reasonable efforts to install any (3)CrossRoads® Service on or before the Customer Commit Date specified for the particular (3)CrossRoads® Service. This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer or Customer Orders that are altered at Customer’s request after submission and acceptance by Level 3. In the event Level 3 does not meet this Installation Service Level for a particular (3)CrossRoads® Service for reasons other than an Excused Outage, Customer will be entitled to a service credit for each day of delay equal to either (i) for (3)CrossRoads® Service billed on an Aggregate CDR basis, the charges for one (1) day of the pro rata share of the monthly recurring charges (“MRC”) associated with the Aggregate CDR for the affected (3)CrossRoads® Service port(s) (pro-rated based on the number of total ports that contribute to such Aggregate CDR) or (ii) for (3)CrossRoads® Service with any other manner of billing, the charges for one (1) day of the allocated port MRC for the affected (3)CrossRoads® Service port(s), in each case up to a monthly maximum credit of ten (10) days.
(B) Availability Service Level. The Availability Service Level for (3)CrossRoads® Service is 99.98% for Standard (3)CrossRoads® Service and 99.99% for Protected (3)CrossRoads Service. Standard (3)CrossRoads® Service is considered unavailable if the Primary Port is unable to send or receive traffic; Protected (3)CrossRoads® Service is considered unavailable if both the Primary Port and the Backup Port are unable to send or receive traffic. If credits are due under this Availability Service Level for a particular unavailability event, Service credits will not be payable under Section 7(C) or 7(D) for the same unavailability event.
In the event that (3)CrossRoads® Service becomes unavailable for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the greater of (i) the port MRC (except for any (3)CrossRoads® Service billed on an Aggregate CDR basis) for the affected (3)CrossRoads® Service port (if applicable), and (ii) the actual usage charges, if any, (calculated on a Megabit basis at the contracted-for price per Megabit) associated with the affected (3)CrossRoads® Service port for the particular month. Service credits, in each case, are based on the cumulative unavailability of the affected (3)CrossRoads® Service port in a given calendar month as set forth in the following table:
For Standard (3)CrossRoads® Service:

Cumulative Unavailability
(in hrs. mins. secs.)	Service Level Credit
00:00:01 – 00:10:00	No Credit
00:10:01 – 00:45:00	5%
00:45:01 – 04:00:00	10%
04:00:01 – 08:00:00	20%
08:00.01 – 12:00:00	30%
12:00:01 – 16:00:00	40%
16:00:01 – 24:00:00	50%
24:00:01 or greater	100%
For Protected (3)CrossRoads® Service:

Cumulative Unavailability
(in hrs. mins. secs.)	Service Level Credit
00:00.01 – 00:05:00	No Credit
00:05:01 – 00:45:00	15%
00:45:01 – 04:00:00	35%
04:00:01 – 08:00:00	50%
08:00.01 – 12.00:00	75%
12:00:01 or greater	100%
     (C) Delay Service Level. The Delay Service Level for (3)CrossRoads® Service is as set forth in the following table:

Route	Delay Service Level
Intra–U.S.	25 ms
Intra–Europe	15 ms
London to New York, NY	40 ms
The Delay Service Level is measured as an average one-way delay over a calendar month for traffic on the Level 3 network between Gateways. Delay measurements may be obtained from the Level 3 website at www.level3.com. In the event of a delay in excess of the Service Levels set forth above for reasons other than an Excused Outage, Customer will be entitled to receive a service credit off of the greater of (i) the port MRC (except for any (3)CrossRoads® Service billed on an Aggregate CDR basis) for the affected (3)CrossRoads® Service port (if applicable), and (ii) the actual usage charges, if any, (calculated on a Megabit basis at the contracted for price per Megabit) associated with the affected (3)CrossRoads® Service port for the particular month. Service credits, in each case, are as set forth in the following table:

Amount of Delay in
Excess of Service Level	Service Level Credit
0.1 – 5 ms	10%
5.1 – 10 ms	20%
10.1 – 15 ms	30%
15.1 – 20 ms	40%
20.1 – 25 ms	50%
25.1 ms or greater	100%
(D) Packet Delivery Service Level. The Packet Delivery Service Level for (3)CrossRoads® Service is 99.95% for On-Net traffic between Gateways. Packet Delivery is the average number of Internet Protocol (“IP”) packets of information that transit the Level 3 network and are delivered by Level 3 to the intended On Net destination in a calendar month. Packet Delivery measurements may be obtained from the Level 3 web site at www.level3.com. In the event level 3 does not meet the Packet Delivery Service Level for reasons other than an Excused Outage or as a result of any Off-Net Local Loop (whether provisioned by Customer or Level 3), Customer will be entitled to receive a service credit off of the greater of (i) the port MRC (except for any (3)CrossRoads® Service billed on an Aggregate CDR basis) for the affected (3)CrossRoads® Service port (if applicable), and (ii) the actual usage charges, if any, (calculated on a Megabit basis at the contracted-for price per Megabit) associated with the affected (3)CrossRoads® Service port (if applicable) for the particular month. Service credits, in each case, are as set forth in the following table:

Packet Delivery	Service Level Credit
99.5 – 99.949%	10%
99 – 99.49%	20%
98 – 98.99%	30%
97 – 97.99%	40%
96 – 96.99%	50%
95.99% or less	100%
8. Chronic Outage. Customer may elect to terminate an affected (3)CrossRoads® Service prior to the end of the Service Term without termination liability if for reasons other than an Excused Outage:
     (1) For Protected (3)CrossRoads® Service, such Protected (3)CrossRoads® Service is unavailable (as defined in Section 7(B) above) for four (4) or more separate occasions of more than two (2) hours each OR for more than twenty four (24) hours in the aggregate in any calendar month; or
     (2) For Standard (3)CrossRoads® Service, such Standard (3)CrossRoads® Service is unavailable (as defined in Section 7(B) above) for three (3) or more separate occasions of more than twelve (12) hours each OR for more than forty two (42) hours in the aggregate in any calendar month.
Customer may only terminate such (3)CrossRoads® Service that is unavailable as described above, and must exercise its right to terminate the affected (3)CrossRoads® Service under this Section, in writing, within thirty (30) days after the event giving rise to a right of termination hereunder, which termination will be effective as set forth by Customer in such notice of termination. Except for any credits that have accrued pursuant to Section 7, this Section 8 sets forth the sole remedy of Customer for chronic outages or interruptions of any (3)CrossRoads® Service.
9. Resale Restriction. Notwithstanding anything to the contrary in the Agreement, Customer is prohibited from reselling any (3)CrossRoads® Service or any ports provided pursuant to this Service Schedule to a third party without the express written consent of Level 3.